                                    Exhibit 1

To the Holders of:
CAST STEP-UP TRUST FOR MORGAN STANLEY NOTES
MONTHLY-PAY STEP-UP CLASS A CERTIFICATES *CUSIP: 14835T AB4
CLASS B CERTIFICATES                     *CUSIP: 14835T AA6

U.S. Bank Trust National Association, as Trustee for the CAST Step-Up Trust for Morgan Stanley Notes (the "Trust"), hereby gives notice with respect to the Distribution Date of January 1, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 Class A Certificate and per $1,000 Notional Amount of Class B Certificates, is as set forth below:

Class                 Principal               Interest           Total Distribution
A                    $  0.000000            $   2.708333            $  2.708333
B                    $  0.000000            $   0.000000            $  0.000000

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. The Class A Certificates bear interest at the rate of 3.25% and the Class B Certificates bear interest at a rate of 2.05% during the period ending on the Distribution Date .

4. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

5. $15,000,000 aggregate principal amount of Morgan Stanley f/k/a Morgan Stanley Dean Witter & Co. 5.30% Notes due March 1, 2013 (the "Term Assets") are held for the above trust.

6. At the close of business on the Distribution Date, 15,000 Class A Certificates representing $15,000,000 aggregate Certificate Principal Balance and $15,000,000 aggregate Notional Amount of Class B Certificates were outstanding.

7. The Notional Amount of the ISDA Master Agreement , the Schedule thereto and the Confirmation thereto each dated July 25, 2003 between the Trust and Citigroup Global Markets Limited (collectively the "Swap"), is $15,000,000. Payment of the obligations of Citigroup Global Markets Limited under the Swap is guaranteed by Citigroup Global Markets Holdings Inc. under a Guarantee Agreement dated July 25, 2003.

8. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included for the convenience of the Holders.

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